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Exhibit 99.1

[AMERON LOGO]

N E W S    R E L E A S E

January 23, 2003

Contacts:
James S. Marlen, Chairman, President and Chief Executive Officer
Gary Wagner, Senior Vice President, Chief Financial Officer
Telephone: 626-683-4000

AMERON REPORTS ANOTHER YEAR OF
RECORD EARNINGS IN 2002

        PASADENA, Calif.—Ameron International Corporation (NYSE: AMN) today reported earnings of $6.97 per diluted share on sales of $539.5 million for the fiscal year ended November 30, 2002. Ameron earned $6.89 per diluted share on sales of $551.4 million during fiscal 2001.

        "We are very pleased with the Company's overall performance," commented James S. Marlen, Ameron's Chairman, President and Chief Executive Officer. "In spite of soft market conditions which impacted both the Performance Coatings & Finishes and Fiberglass-Composite Pipe Groups throughout the year, another strong performance by the Water Transmission Group and a significant improvement by the Infrastructure Products Group helped Ameron to exceed expectations. New products, improved productivity and higher margins enabled achievement of the seventh consecutive year of record earnings."

        Earnings in the fourth quarter of 2002 totaled $2.53 per share, compared to $2.62 per share in the fourth quarter of 2001. Sales in the fourth quarter of 2002 totaled $141.9 million, compared to $141.3 million during the same period in 2001. During the fourth quarter, all operating segments, except the Water Transmission Group, had higher sales and income than in the same period of 2001.

        The Water Transmission Group's fourth quarter was weaker than in the prior year due to the timing of projects and equity income from Ameron's concrete pipe venture in Saudi Arabia. In spite of the fourth-quarter decline, the Water Transmission Group continued to benefit from strong market demand throughout 2002. Additionally, with a year-end backlog of about $151 million, the near-term forecast for the Water Transmission Group remains positive.

        The Fiberglass-Composite Pipe Group had higher sales and profits in the fourth quarter than in the same period of 2001 due to industrial and offshore demand in the U.S. and Asia. However, full-year results were impacted by the weak market for oilfield piping and the completion of a large water project in 2001. The near-term outlook for the Fiberglass-Composite Pipe Group remains cautious.

        The Performance Coatings & Finishes Group also improved in the fourth quarter primarily because of higher shipments of protective coatings by operations in Europe. For all of 2002, sales and profits were lower as demand for protective coatings in Ameron's primary U.S. and European markets remained depressed. Sales of light industrial finishes in Australia and New Zealand increased. The near-term outlook for Performance Coatings & Finishes has not changed. Recovery remains dependent on increased industrial, marine and oilfield demand for high-performance protective coatings.

        The Infrastructure Products Group ended the year with higher sales and profits. Construction spending in Hawaii and demand for pole products throughout the U.S. remained strong in 2002. The outlook for the Infrastructure Products Group is positive.

        James Marlen continued, "Ameron had another outstanding year in 2002. We expect operating improvements in 2003 in spite of economic uncertainties. However, achievement of similar earnings in 2003 is unlikely given forecasted increases in pension and insurance costs. Pension and insurance costs alone are expected to increase almost $10 million before taxes in 2003. We continue to take steps to improve profitability in both the Performance Coatings & Finishes and Fiberglass-Composite Pipe Groups, and the sustained strength of Ameron's infrastructure-related businesses is encouraging. Our businesses are sound, and we will strive to continue to maximize Ameron's performance in 2003 and beyond."

        Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines; high-performance coatings and finishes for the protection of metals and structures; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects. The Company operates businesses in North America, South America, Europe, Australasia and Asia. It also participates in several joint-venture companies in the U.S., Saudi Arabia, Kuwait, Egypt and Mexico.

        Cautionary statement for purposes of the "Safe Harbor" provisions of The Private Securities Litigation Reform Act of 1995: Any statements in this report that refer to the estimated or anticipated future results of Ameron International Corporation ("Ameron" or the "Company") are forward-looking and reflect the Company's current analysis of existing trends and information. Actual results may differ from current expectations based on a number of factors affecting Ameron's businesses, including competitive conditions and changing market situations. Matters affecting the economy generally, including the state of economies worldwide, can affect Ameron's results. Forward-looking statements represent the Company's judgment only as of the date of this report. Since actual results could differ materially, the reader is cautioned not to rely on these forward-looking statements. Moreover, Ameron disclaims any intent or obligation to update these forward-looking statements.

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  Exhibit 99.1